CREDIT AGREEMENT


     This Credit Agreement is made and entered into as of the 29th day of December, 1995 by and between American Financial
Corporation, an Ohio corporation ("Lender"), and American
Financial Enterprises, Inc., a Connecticut corporation
("Borrower").

     WHEREAS, Borrower and Lender wish to enter into this Credit
Agreement pursuant to which Borrower may borrow from Lender up to $20,000,000;

     WHEREAS, Borrower and The First National Bank of Boston have entered into a Credit Agreement dated as of September 30, 1993 ("Bank of Boston Agreement") which provides that Borrower may borrow up to $20,000,000 upon the terms and conditions set forth in the Bank of Boston Agreement;

     WHEREAS, Lender and Borrower believe it to be mutually beneficial to enter into an agreement similar to the Bank of Boston Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     Section 1. Revolving Loans. From and after the date hereof to and including December 31, 1997, Lender will make available to the Borrower loans as requested by Borrower pursuant to the provisions hereof. Each such loan shall be referred to herein as a "Loan". Borrower may borrow and repay Loans hereunder from time to time so long as (i) the aggregate amount of Loans outstanding hereunder at any one time does not exceed $20,000,000 and (ii) the sum of the Loans outstanding hereunder and the Bank of Boston Agreement does not exceed $25,000,000, not including interest on any of such borrowings. The Lender shall, and is hereby irrevocably authorized by the Borrower to, endorse on the schedule to the attached Promissory Note ("Note") or a continuation of such schedule, an appropriate notation evidencing advances and repayments of Loans pursuant to this Credit Agreement.

     On December 31, 1997, the outstanding principal balance on the Loans will be due and payable.

     Borrower may pay any and all amounts outstanding hereunder at any time without penalty.

     Section 2. The Note. The absolute and unconditional obligation of the Borrower to repay to Lender the principal amount of Loans pursuant to this Credit Agreement shall be evidenced by a Note in the form attached. The obligations of Borrower hereunder are not secured by any assets of Borrower.

     Section 3. Procedure for Obtaining Loans. Whenever the Borrower desires to receive a Loan, the Borrower will furnish to the Lender a written or telephonic request therefor which shall
(1) be received by the Lender not less than one and not more than ten Business Days prior to the date of such Loan, unless waived by Lender, (2) state the amount of such Loan, (3) state the bank account of the Borrower to which payment of the proceeds of such Loan is to be made. Any telephonic application made by the Borrower pursuant to the provisions of this Section 3 shall be promptly confirmed in writing.
     Section 4.  Interest Payable on Note.

     Interest shall be paid on the outstanding principal amount of the Note until the principal sum or the unpaid portion thereof shall have been fully paid. The applicable interest rate shall be one-eighth of a percentage point less than the rate at which Borrower could borrow under the Bank of Boston Agreement.

     Section 5. Term, Conditions, Covenants, Representations, Warranties and Provisions of this Agreement. Other than as set forth in this Credit Agreement and except for Section 6 of the Bank of Boston Agreement, all of the terms, conditions, covenants, representations, warranties and provisions of the Bank of Boston Agreement are incorporated by reference in this Agreement, including, without limitation, provisions relating to default and events of default.

     Section 6. Binding Effect. This Credit Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns. The Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

     The Lender shall have the right to assign all or any part of its obligations to make the loan to any affiliate or subsidiary; provided, however, such Assignment shall not relieve the Lender of its obligations hereunder. In the event of such Assignment by the Lender, the assignee, in addition to the Lender, shall be deemed to have been named the "Lender" in the first paragraph of this Credit Agreement and all representations, warranties and covenants of the Borrower made herein shall be deemed to have been made to and shall inure to the benefit of such assignee.

     Section 7. Governing Law. The Loan Documents shall be deemed to be contracts made under the laws of, executed and delivered in the State of Ohio, and for all purposes shall be construed in accordance with the laws of said State.

     IN WITNESS WHEREOF, the parties hereto have executed this Credit Agreement on the day and year first above written.


                              AMERICAN FINANCIAL ENTERPRISES, INC.

                              By: s/ FRED J. RUNK

                                         Fred J. Runk
                                         Vice President & Treasurer


                              AMERICAN FINANCIAL CORPORATION

                              By: s/ JAMES E. EVANS

                                         James E. Evans
                                         Sr. Vice President & General Counsel